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                                                                      EXHIBIT 99

                                                                 [WILLIAMS LOGO]
NEWS RELEASE

NYSE: WMB                                           Leading Energy SOLUTIONS(SM)
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
DATE:               Dec. 16, 2002

CONTACT:            Brad Church                        Travis Campbell                    Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-3332                     (918) 573-2944                     (918) 573-3679
                    brad.church@williams.com           TRAVIS.CAMPBELL@WILLIAMS.COM       RICHARD.GEORGE@WILLIAMS.COM
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WILLIAMS' CALIFORNIA AGREEMENT PASSES STATE MILESTONE

         TULSA, Okla. - Williams (NYSE:WMB) today announced that its settlement with the state of California to resolve outstanding litigation and civil claims and restructure energy contracts passed a significant milestone toward an expected Dec. 31 closing.

         Williams on Friday received notice that the California attorney general's period to review the company's activities in western energy markets would conclude Dec. 15 with no action on the part of the state to exercise their option to terminate the agreement.

         A provision of the settlement dealing with the Federal Energy Regulatory Commission's refund proceeding requires its approval, which is still outstanding.

         Besides restructuring the company's energy contracts in a way that preserves their substantial value, the agreement resolves most of Williams' outstanding litigation related to natural gas and power markets in the West.

         The company agreed to set aside one issue - related to reporting inaccurate gas-trading information to an industry publication - from the comprehensive settlement. Williams is conducting an internal investigation in cooperation with the Commodity Futures Trading Commission regarding the few instances of inaccurate reporting to an industry publication the company discovered and disclosed in October.

         "Our ability to finalize the agreement removes significant uncertainty from our energy marketing and risk management business and improves our opportunity to sell or joint-venture that part of our business," said Steve Malcolm, Williams' chairman, president and chief executive officer. "We're pleased with the substantial progress we're making to resolve these issues while providing more flexibility to California to meet its energy needs."

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ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.